Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
 ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS

FARMINGDALE, NJ – March 15, 2022 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the fourth quarter and full year 2021.

Fourth Quarter 2021 Highlights

•	GAAP net income applicable to common stockholders of $4.1 million, or $0.23 per share
•	Earnings available for distribution (“EAD”) attributable to common stockholders of $5.8 million, or $0.32 per share.
•	Common book value per share of $8.56 at December 31, 2021
•	Declared regular common dividend of $0.27 per share, annualized common dividend yield at market close was 13.9% at March 14, 2022
•	Aggregate portfolio leverage stood at 3.6x at December 31, 2021
•	As of December 31, 2021, the Company had unrestricted cash of $63.9 million

“Despite mortgage spreads widening during the fourth quarter, the positive cashflow impact through slower prepayment speeds enabled us to generate solid earnings available for distribution,” said Jay Lown, President and Chief Executive Officer of Cherry Hill Mortgage Investment Corporation. “We believe our portfolio remains positioned to take advantage of this new rate paradigm as inflation and instability in the geopolitical environment continues and volatile market conditions are expected to remain.”

Operating Results

Cherry Hill reported GAAP net income applicable to common stockholders for the fourth quarter of 2021 of $4.1 million, or $0.23 per basic and diluted weighted average common share outstanding. Reported GAAP net income was determined based primarily on the following: $3.0 million of net interest income, $9.6 million of net servicing income, a net realized loss of $1.5 million on RMBS, a net realized loss of $4.7 million on derivatives, a net unrealized gain of $8.2 million on derivatives, a net unrealized loss of $5.1 million on Servicing Related Assets, and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $3.5 million.

Earnings available for distribution attributable to common stockholders for the fourth quarter of 2021 were $5.8 million, or $0.32 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net income to non-GAAP earnings available for distribution, please refer to the reconciliation table accompanying this release.

	Three Months Ended December 31,
	2021	2020
	(unaudited)	(unaudited)
Income
Interest income	$4,529	$6,367
Interest expense	1,534	1,605
Net interest income	2,995	4,762
Servicing fee income	13,030	14,045
Servicing costs	3,390	4,940
Net servicing income	9,640	9,105
Other income (loss)
Realized gain (loss) on RMBS, available-for-sale, net	(1,479)	7,950
Realized gain (loss) on derivatives, net	(4,688)	2,653
Realized loss on acquired assets, net	-	(93)
Unrealized gain (loss) on derivatives, net	8,233	(3,266)
Unrealized loss on investments in Servicing Related Assets	(5,111)	(10,050)
Total Income	9,590	11,061
Expenses
General and administrative expense	1,547	1,392
Management fee to affiliate	1,975	1,842
Total Expenses	3,522	3,234
Income Before Income Taxes	6,068	7,827
Benefit from corporate business taxes	(637)	(1,216)
Net Income	6,705	9,043
Net income allocated to noncontrolling interests in Operating Partnership	(130)	(168)
Dividends on preferred stock	2,463	2,463
Net Income Applicable to Common Stockholders	$4,112	$6,412
Net Income Per Share of Common Stock
Basic	$0.23	$0.38
Diluted	$0.23	$0.38
Weighted Average Number of Shares of Common Stock Outstanding
Basic	17,963,555	17,054,634
Diluted	17,983,769	17,076,858

Dollar amounts in thousands, except per share amounts. During the year ended December 31, 2021, the Company changed its presentation of certain line items on the consolidated statements of income to better reflect changes in the business and how the Company is viewed and managed. Specifically, drop income on TBA dollar rolls and interest rate swap periodic interest income (expense) are presented in “Realized loss on derivatives, net” on the consolidated statements of income (loss). Drop income on TBA dollar rolls and interest rate swap periodic interest income (expense) were historically presented in “Interest income” and “Interest expense”, respectively, on the consolidated statements of income. Prior period amounts have been reclassified to be consistent with the current period presentation. Such reclassifications had no impact on net income. Certain other prior period amounts have also been reclassified to conform to current period presentation.

Net unrealized loss on the Company’s RMBS portfolio for the fourth quarter 2021 was approximately $8.3 million.

	Three Months Ended December 31,
	2021	2020
	(unaudited)	(unaudited)
Net Income	$6,705	$9,043
Other comprehensive loss:
Unrealized loss on RMBS, available-for-sale, net	(8,276)	(11,865)
Net other comprehensive loss	(8,276)	(11,865)
Comprehensive loss	$(1,571)	$(2,822)
Comprehensive loss attributable to noncontrolling interests in Operating Partnership	(26)	(50)
Dividends on preferred stock	2,463	2,463
Comprehensive loss attributable to common stockholders	$(4,008)	$(5,235)

Dollar amounts in thousands. Certain prior period amounts have been reclassified to conform to current period presentation.

Portfolio Highlights for the Quarter Ended December 31, 2021

The Company realized net servicing fee income of $9.6 million and net interest income of $3.0 million, offset by other expenses of $3.0 million, primarily related to unrealized losses on investments in Servicing Related Assets, as well as realized losses on derivatives.  The unpaid principal balance for the MSR portfolio stood at $20.8 billion as of December 31, 2021 and the carrying value of the MSR portfolio ended the quarter at $218.7 million.  Net interest spread for the RMBS portfolio stood at 2.46% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 3.6x.

The RMBS portfolio had a book value of approximately $945.9 million and carrying value of approximately $953.5 million at quarter-end December 31, 2021.  The portfolio had a weighted average coupon of 3.06% and weighted average maturity of 28 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS and MSRs, Cherry Hill used interest rate swaps, swaptions, TBAs, Treasury futures and options on Treasury futures.  At quarter end December 31, 2021, the Company held interest rate swaps with a notional amount of $1.4 billion, swaptions with a notional amount of $40.0 million, TBAs with a notional amount of $439.0 million and Treasury futures with a notional amount of $80.6 million.

As of December 31, 2021, Cherry Hill’s GAAP book value was $8.56 per diluted share, net of the fourth quarter dividend.

Dividends

On December 9, 2021, the Board of Directors declared a quarterly dividend of $0.27 per share of common stock for the fourth quarter of 2021. The dividend was paid in cash on January 25, 2022 to common stockholders of record as of the close of business on December 31, 2021. Additionally, the Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock and $0.515625 per share on the Company’s 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock for the fourth quarter of 2021. The dividends were paid in cash on January 18, 2022 to Series A and B Preferred stockholders of record as of the close of business on December 31, 2021.

Earnings Available for Distribution

Earnings available for distribution (“EAD”) is a non-GAAP financial measure that the Company defines as GAAP net income (loss), excluding realized gain (loss) on RMBS, realized and unrealized gain (loss) on derivatives, realized gain (loss) on acquired assets, realized and unrealized gain (loss) on investments in MSRs (net of any estimated MSR amortization) and any tax (benefit) expense on realized and unrealized gain (loss) on MSRs. MSR amortization refers to the portion of the change in fair value of the MSR that is primarily due to the realization of cashflows, runoff resulting from prepayments and an adjustment for any gain or loss on the capital used to purchase the MSR. EAD also includes interest rate swap periodic interest income (expense) and drop income on TBA dollar roll transactions, which are included in “Realized loss on derivatives, net” on the consolidated statements of income (loss). These items were subject to reclassification on the consolidated statements of income (loss) during the year ended December 31, 2021, and because of this the composition of certain line items in the EAD table have changed. However, there was no change in the EAD calculation resulting from these reclassifications as these items were included in EAD prior to the reclassification as well. EAD is adjusted to exclude outstanding LTIP-OP Units in the Company’s Operating Partnership and dividends paid on the Company’s preferred stock.

EAD is provided for purposes of potential comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with EAD, in addition to related GAAP financial measures, may provide investors some insight into the Company’s ongoing operational performance. However, the concept of EAD does have significant limitations, including the exclusion of realized and unrealized gains (losses), and given the apparent lack of a consistent methodology among issuers for defining EAD, it may not be comparable to similarly titled measures of other issuers, which define EAD differently from us and each other. As a result, EAD should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity. While EAD is one indicia of the Company’s earnings capacity, it is not the only factor considered in setting a dividend and is not the same as REIT taxable income which is calculated in accordance with the rules of the IRS.

For the three-month period ended December 31, 2021, the Company has enhanced the calculation of unrealized gain (loss) on investments in MSRs used to determine EAD. The enhancement backs out from unrealized gain (loss) on investments in MSRs used to calculate EAD the following MSR-related items: hedging income or expense, financing interest expense and any administrative servicing costs. The Company believes this enhancement better presents the EAD generated by investments in MSRs with the EAD generated by investments in RMBS.

The following table provides a reconciliation of net income to EAD for the three months ended December 31, 2021 and 2020:

	Three Months Ended December 31,
	2021	2020
	(unaudited)	(unaudited)
Net Income	$6,705	$9,043
Realized loss (gain) on RMBS, net	1,479	(7,950)
Realized loss on derivatives, net ¹	8,860	787
Realized loss on acquired assets, net	-	93
Unrealized loss (gain) on derivatives, net	(8,233)	3,266
Unrealized loss (gain) on investments in MSRs, net of estimated MSR amortization ²	(947)	3,596
Tax expense on realized and unrealized gain on MSRs	594	52
Total EAD:	$8,458	$8,887
EAD attributable to noncontrolling interests in Operating Partnership	(160)	(162)
Dividends on preferred stock	2,463	2,463
EAD Attributable to Common Stockholders	$5,835	$6,262
EAD Attributable to Common Stockholders, per Diluted Share	$0.32	$0.37	³
GAAP Net Income Per Share of Common Stock, per Diluted Share	$0.23	$0.38

Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.
1.
Excludes drop income on TBA dollar rolls of $3.4 million and interest rate swap periodic interest income of $786,000 for the three-month period ended December 31, 2021. Excludes drop income on TBA dollar rolls of $2.3 million and interest rate swap periodic interest income of $987,000, and includes trading expenses of $184,000 for the three-month period ended December 31, 2020.

2.
For the three-month period ended December 31, 2021, the Company has enhanced the calculation of unrealized gain (loss) on investments in MSRs used to determine EAD. The enhancement backs out from unrealized gain (loss) on investments in MSRs used to calculate EAD the following MSR-related items: hedging income or expense, financing interest expense and any administrative servicing costs. The Company believes this enhancement better presents the EAD generated by investments in MSRs with the EAD generated by investments in RMBS.

3.
EAD for the three months ended December 31, 2020 has not been adjusted to reflect the current period enhancement. If the enhanced calculation had been applied retroactively to the three months ended December 31, 2020, the Company would have reported EAD attributable to common stockholders per share of $0.39 for the period.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission on March 15, 2022.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of December 31, 2021 and its results of operations for the full year 2021 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-9716 (from within the U.S.) or 1-201-493-6779 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill Fourth Quarter and Full Year 2021 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on April 15, 2022 by dialing 1-844-512-2921 (from within the U.S.) or 1-412-317-6671 (from outside of the U.S.); please enter replay pin number “13726388.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States.  For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:

Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@chmireit.com